Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828. kentringer@caseycomm.com

October 24, 2019

Q3 2019 Earnings Up 10% at Cass Information Systems, Inc.;

Also Achieves All-Time High in Quarterly Net Income

Raises Dividend 4%

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and waste invoice payment and information services, reported third quarter 2019 earnings of $.56 per diluted share, an increase of 10% from the $.51 per diluted share it earned in the third quarter of 2018. Net income for the period was $8.2 million, compared to $7.6 million in 2018.

	3rd Quarter		% Change	YTD		% Change
	2019	2018		2019	2018
Transportation Invoice Volume	9.2 million	9.5 million	(3.1)	27.4 million	28.3 million	(3.3)
Transportation Dollar Volume	$7.1 billion	$7.3 billion	(2.2)	$21.2 billion	$21.2 billion	(0.1)
Facility Expense Transaction Volume*	7.1 million	7.1 million	0.3	21.0 million	21.4 million	(1.8)
Facility Expense Dollar Volume*	$4.1 billion	$3.7 billion	12.3	$11.5 billion	$10.3 billion	10.9
Revenues	$40.5 million	$37.6 million	7.7	$118.3 million	$110.0 million	7.6
Net Income	$8.2 million	$7.6 million	7.6	$24.0 million	$23.2 million	3.5
Diluted Earnings per Share	$.56	$.51	9.8	$1.64	$1.55	5.8

*	Includes Energy, Telecom and Waste

2019 3rd Quarter Recap

Third quarter revenue and net income both increased a healthy 8%. Factors continuing to influence performance were an expanding customer base and the development and deployment of new revenue-generating services. The positive bottom-line results were achieved despite significant on-going investment in technology and infrastructure to support global expansion and future service growth.

Transportation invoice volume declined 3% as a historically robust 2018 created a challenging comparison in 2019. Additionally, dollar volume decreased 2% as a result of a softening carrier market.

Facility-related (electricity, gas, waste and telecom expense management) dollar volume was up a strong 12% due to significantly increased “spend” by several major clients plus contributions from new customers. Facility expense transactions volume increased slightly as the mix of customers, particularly in telecom expense management, changed from a relatively high transaction/low dollar to a relatively low transaction/high dollar average customer. Actual customer counts increased for the quarter.

Consolidated operating expenses increased $2.0 million (7%) due mainly to on-going strategic investment in the technology and staff required to win new business and support service growth with existing clients.

“It is gratifying to see internal investments that we have made in recent years contribute to another record setting earnings performance in the third quarter,” stated Eric H. Brunngraber, Cass chairman and chief executive officer. “While we are pleased with the third quarter results, we are closely monitoring today’s volatile business climate, increasingly competitive marketplace, and the impact of a lower interest rate environment on our net interest margin. We are confident that our strong financial position and on-going commitment to investing in the people and technology required to execute our long-term plan for growth, will serve us well.”

2019 Earnings Up 6% at Nine-Month Mark

For the nine-month period ended September 30, 2019, the company earned $1.64 per diluted share, an increase of 6% from the $1.55 per diluted share it earned in the same period in 2018. Net income was $24.0 million, compared to $23.2 million in 2018. Revenues rose 8%, from $110.0 million in 2018 to $118.3 million in 2019.

Consolidated operating expenses were up 8%, or $6.8 million, due to increased business and the strategic investments previously cited.

4% Increase in Cash Dividend

On October 22, 2019, the company’s board of directors declared a fourth quarter dividend of $.27 per share payable December 13, 2019 to shareholders of record December 3, 2019. The new quarterly dividend is one cent or 4% higher than the previous pay-out of $.26 per share. Cass has continuously paid regularly scheduled cash dividends since 1934.

Additionally, after repurchasing more than 300,000 shares of common stock in the past 12 months, the board voted to restore the capacity of the company’s stock repurchase program to 500,000 shares.

“Our history of dividend payments combined with the return of nearly $16 million to shareholders through share repurchase activity over the past 12 months reflects our solid operating performance, strong capital base and the board’s continued optimism about the company’s long-term prospects,” said Brunngraber.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing more than $60 billion annually on behalf of clients, and with total assets of $1.6 billion, Cass is uniquely supported by

Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2018.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended September 30, 2019 and 2018:

	Quarter Ended September 30, 2019	Quarter Ended September 30, 2018	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
Transportation Invoice Volume	9,236	9,530	27,406	28,349
Transportation Dollar Volume	$7,104,771	$7,264,898	$21,211,746	$21,227,816
Facility Expense Transaction Volume	7,143	7,124	21,029	21,414
Facility Expense Dollar Volume	$4,118,393	$3,667,007	$11,468,896	$10,338,979

Payment and Processing Fees	$27,741	$26,020	$81,050	$76,068
Net Investment Income	12,274	11,186	35,653	32,514
Gain (Loss) on Sales of Securities	—	—	19	(42)
Other	521	415	1,578	1,423

Total Revenues	$40,536	$37,621	$118,300	$109,963

Personnel	$23,514	$21,747	$68,594	$63,718
Occupancy	973	975	2,930	2,754
Equipment	1,554	1,434	4,575	4,150
Other	4,522	4,374	12,897	11,553

Total Operating Expenses	$30,563	$28,530	$88,996	$82,175

Income from Operations before Income Taxes	$9,973	$9,091	$29,304	$27,788
Income Tax Expense	1,787	1,481	5,271	4,577

Net Income	$8,186	$7,610	$24,033	$23,211

Basic Earnings per Share	$.57	$.52	$1.66	$1.58

Diluted Earnings per Share	$.56	$.51	$1.64	$1.55

Average Earning Assets	$1,498,470	$1,397,477	$1,456,242	$1,385,488
Net Interest Margin	3.38%	3.34%	3.44%	3.32%
Allowance for Loan Losses to Loans	1.37%	1.41%	1.37%	1.41%
Non-performing Loans to Total Loans	—	—	—	—
Net Loan (Recoveries) / Charge-offs to Loans	—	—	—	—
Provision for Loan Losses	$—	$—	$250	$—